EXHIBIT 4.1

AMENDMENT NO. 1

TO THE

NATE’S FOOD CO.

2014 STOCK INCENTIVE PLAN

WHEREAS, Nate’s Food Co. (the "Company") has adopted the 2014 Stock Incentive Plan of the Company (the “Plan”) (capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Plan);

WHEREAS, pursuant to Article XI of the Plan, the Board of Directors of the Company (the “Board”) and under certain circumstances, a majority of the shareholders of the Company, may amend or terminate the Plan as may be necessary or desirable to implement or discontinue the Plan or any provision thereof;

WHEREAS, the Board and the majority shareholders have determined it is advisable and in the best interest of the Company and its stockholders to amend the Plan by increasing the number of shares authorized for issuance under the Plan to 50,000,000 shares of common stock, par value 0.0001 per share;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares authorized for issuance under the Plan (the “Amendment”);

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.4 of the Plan is hereby amended to read in its entirety as follows:

3.4 Subject to the provisions of Section 3.9, the maximum aggregate number of shares of Common Stock which may be issued pursuant to Awards under the Plan shall be Fifty Million (50,000,000) shares. Such shares of Common Stock shall be made available from authorized and unissued shares of the Company.

2. This Amendment shall be effective as of the date this Amendment is authorized and approved by the Board.

3. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment is heretofore executed by a duly authorized officer of the Company on this 29th day of December, 2016.

NATE’S FOOD CO.

By:	/s/ Nate Steck
Name:	Nate Steck
Title:	President

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